EXHIBIT 99.1

Exponent Reports Second Quarter Fiscal Year 2015 Results

MENLO PARK, Calif., July 21, 2015 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the second quarter and six months ended July 3, 2015.

For the second quarter of 2015, revenues before reimbursements increased 4% to $75,272,000 from $72,331,000 in the second quarter of 2014. Total revenues also increased 4% to $79,864,000 from $76,574,000 in the same period one year ago.

Net income for the second quarter increased 4% to $11,697,000 from $11,264,000 in the second quarter of 2014. Earnings per diluted share increased to $0.43 as compared to $0.41 in the same quarter last year. EBITDA1 increased 5% to $20,582,000 as compared to $19,669,000 in the same period one year ago.

For the first half of 2015, revenues before reimbursements increased 4% to $151,413,000 from $145,298,000 in the first half of 2014. Total revenues increased 5% to $160,157,000 from $152,536,000 in the same period one year ago.

Net income for the first half of 2015 increased 8% to $22,030,000 from $20,418,000 in the first half of 2014. Earnings per diluted share increased to $0.80 as compared to $0.73 in the same period of last year. EBITDA1 increased 7% to $39,000,000 as compared to $36,312,000 in the same period one year ago.

Year to date 2015, Exponent repurchased $7 million of common stock and paid dividends of $8 million. The Company closed the quarter with $150 million in cash, cash equivalents and short-term investments.

"We are pleased with our results in the first half of the year, delivering revenue and profit growth, along with improved margins and utilization, even as we increased headcount in order to drive long-term progress in both our proactive and reactive services," commented Dr. Paul Johnston, President and CEO.  "We had notable performances from our materials, biomedical, polymer science, structural engineering, thermal sciences, biomechanics and construction consulting practices as well as from our environmental group.

"We have previously indicated that we expected a major project to step down in the second half of 2015 to approximately half its run rate. As a result of a proposed resolution of this matter, our efforts going forward will be de minimis.  While our underlying growth remains in the high single digits, it will be partially offset by the significant decline in this major project as well as our defense work. As a result, we expect full year 2015 growth in revenues before reimbursements to be in the low single digits and EBITDA1 margin to be down approximately 50 basis points from the 25% we achieved in 2014.

"We are optimistic about our long-term growth as our market position expands. We continue to be called upon to investigate the most significant accidents.  We are also seeing strong growth in design consulting, regulatory support and risk management," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Tuesday, July 21, 2015, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (888) 523-1228 or (719) 325-2448. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing (888) 203-1112 or (719) 457-0820, and entering passcode 6997907#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. The Private Securities Litigation Reform Act of 1995 subject to the safe harbor creates such forward-looking statements. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended July 3, 2015 and July 4, 2014
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2015	2014	2015	2014

Revenues
Revenues before reimbursements	$ 75,272	$ 72,331	$ 151,413	$ 145,298
Reimbursements	4,592	4,243	8,744	7,238

Revenues	79,864	76,574	160,157	152,536

Operating expenses
Compensation and related expenses	45,777	46,049	96,892	94,907
Other operating expenses	6,703	6,450	13,213	12,767
Reimbursable expenses	4,592	4,243	8,744	7,238
General and administrative expenses	4,087	3,748	7,575	7,446

	61,159	60,490	126,424	122,358

Operating income	18,705	16,084	33,733	30,178

Other income
Interest income, net	34	40	68	84
Miscellaneous income (expense), net	553	2,274	2,562	3,501
	587	2,314	2,630	3,585

Income before income taxes	19,292	18,398	36,363	33,763

Income taxes	7,595	7,134	14,333	13,345

Net income	$ 11,697	$ 11,264	$ 22,030	$ 20,418

Net income per share:
Basic	$ 0.44	$ 0.42	$ 0.83	$ 0.75
Diluted	$ 0.43	$ 0.41	$ 0.80	$ 0.73

Shares used in per share computations:
Basic	26,714	27,040	26,668	27,056
Diluted	27,368	27,746	27,386	27,838

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
July 3, 2015 and January 2, 2015
(unaudited)
(in thousands)

	July 3,	January 2,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$ 131,927	$ 129,490
Short-term investments	17,935	24,913
Accounts receivable, net	93,543	86,368
Prepaid expenses and other assets	14,112	14,727
Deferred income taxes	11,604	11,002
Total current assets	269,121	266,500
Property, equipment and leasehold improvements, net	27,499	28,264
Goodwill	8,607	8,607
Other assets	62,847	61,928
	$ 368,074	$ 365,299

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 9,748	$ 8,935
Accrued payroll and employee benefits	48,886	62,184
Deferred revenues	5,887	8,226
Total current liabilities	64,521	79,345
Other liabilities	41,908	39,607
Deferred rent	2,052	2,059
Total liabilities	108,481	121,011

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	175,377	160,208
Accumulated other comprehensive income	(1,257)	(904)
Retained earnings	255,689	246,961
Treasury stock, at cost	(170,249)	(162,010)
Total stockholders' equity	259,593	244,288
	$ 368,074	$ 365,299

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended July 3, 2015 and July 4, 2014
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2015	2014	2015	2014

Net Income	$ 11,697	$ 11,264	$ 22,030	$ 20,418

Add back (subtract):

Income taxes	7,595	7,134	14,333	13,345
Interest income, net	(34)	(40)	(68)	(84)
Depreciation and amortization	1,324	1,311	2,705	2,633

EBITDA (1)	20,582	19,669	39,000	36,312

Stock-based compensation	2,681	2,582	7,902	7,875

EBITDAS (1)	$ 23,263	$ 22,251	$ 46,902	$ 44,187

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.